Exhibit 10.17

AMENDED AND RESTATED
EMPLOYMENT AND RETIREMENT AGREEMENT

This Amended and Restated Employment and Retirement Agreement (the “Agreement”) is dated as of December 12, 2003, by and between MBNA Corporation, a Maryland corporation with its head office in Wilmington, Delaware (together with its affiliates hereinafter the “Corporation”), and Charles M. Cawley (the “Executive”).

The Executive founded MBNA America Bank, N.A. (the “Bank”), the Corporation’s principal subsidiary, in 1982 and has served for many years as the leader of the Corporation and the Bank, serving as President and director of the Corporation since its formation and initial public offering in 1991 and as its Chief Executive Officer since October 2002, and serving as Chairman and Chief Executive Officer of the Bank from 1991 to 2002 and President from 1985 to 2002.

The Executive is retiring as Chief Executive Officer and President of the Corporation effective December 30, 2003. During his long career the Executive has acquired unparalleled knowledge and experience in management and in the credit card and consumer lending businesses and has demonstrated very significant leadership skills. The Corporation wishes to ensure that the Executive’s knowledge, experience and leadership abilities continue to be available to the Corporation and are not available to the Corporation’s competitors. The Corporation has determined that the best way to ensure these results is to enter into this Agreement to continue employment of the Executive as a Senior Advisor until August 15, 2005 and provide certain benefits to the Executive, all as set forth in this Agreement. In return, during this employment period and beyond the Corporation will have the exclusive benefit of the Executive’s services and the Executive’s agreement never to compete with the Corporation. The Corporation believes that this continued exclusive benefit of the Executive’s services and the Executive’s agreement never to compete amply justify the payments and benefits to the Executive under this Agreement.

To reflect these arrangements the Executive and the Corporation have entered into this Agreement. This Agreement replaces the Retirement and Consulting Agreement dated December 6, 2002 (the “Prior Agreement”), and all other agreements relative to the subject matter herein between the Corporation and the Executive, except as expressly provided in this Agreement.

In consideration of the above matters and for other good and valuable consideration, the sufficiency of which each of the parties acknowledge, the Corporation and the Executive, intending to be legally bound hereby, agree to the following terms and conditions.

1.	Continued Employment; Retirement Date.

As of the close of business on December 30, 2003 (the “Effective Date”), the Executive shall retire as Chief Executive Officer, President and Director of the Corporation and as Director of the Bank. The Executive agrees that his resignation is irrevocable and that no further action is required for it to become effective. After the Effective Date, the Executive shall continue employment with the Corporation serving as a Senior Advisor throughout the period ending August 15, 2005 (the “Retirement Date”), as of which date he shall retire from the Corporation’s employ. The period from the Effective Date through and including the Retirement Date is the “Employment Period”.

2.	Employment Services.

     (a)  During the Employment Period the Executive shall be a Senior Advisor to members of the Executive Committee of the Bank and agrees to be available at all reasonable times upon reasonable notice to provide assistance on such matters as requested by members of the Executive Committee of the Bank on behalf of the Bank or the Corporation from time to time. Such services may include advice and assistance with new products and markets, new affinity or endorsing relationships or the renewal of existing relationships, and other significant business matters of the Corporation, and the Corporation’s efforts to support education, charitable and civic organizations and other activities in the communities in which it operates. Beginning with the Effective Date, the Executive will cease being an officer of the Corporation and therefore will cease having any authority to bind the Corporation (by any act, representation or omission whatsoever) or perform any policy-making function on its behalf.

     (b)  Unless the Corporation has given its prior specific written consent, the Executive shall not accept employment with or otherwise in any way agree to provide business, commercial or professional services to any other person in any manner which would significantly impair the ability of the Executive to provide the services to the Corporation contemplated by Section 2(a) of this Agreement.

     (c)  During the Employment Period and thereafter, the Executive shall cooperate with and make himself reasonably available to the Corporation to assist the Corporation with regard to any matters of which the Executive had knowledge or in which he was involved; provided that the Executive shall not be required to take any action that would be adverse to the Executive’s legal interest. The Corporation will reimburse the Executive for reasonable out-of-pocket expenses for travel, accommodations, meals and other expenses incurred in the performance of the services.

3.	Compensation.

     (a)  During the Employment Period the Executive shall receive a base salary in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) per annum in the same manner and at the same times as salaries are paid to employees generally. The Executive shall not be eligible to receive an annual bonus or any other compensation for his services during the Employment Period, except as provided in Sections 4 and 9(b). Except as may be specifically otherwise provided herein, during the Employment Period the Corporation shall provide to the Executive those benefits (including health, life insurance and disability benefits for the Executive and his spouse) provided by the Corporation to its full-time employees generally, consistent with the benefit elections made by the Executive in accordance with the standard Corporation benefit procedures.

     (b)  During the Employment Period the Executive shall be entitled to receive any and all other benefits available to employees of the Corporation generally.

     (c)  Effective on the Retirement Date, the Executive shall cease to be an employee of the Corporation and shall no longer receive any compensation or benefits from the Corporation except as provided in this Agreement or in a plan or agreement that expressly provides that the compensation or benefit survives or is effective on or after termination of employment. The Executive shall commence receiving payments under the Supplemental Executive Retirement Plan (“SERP”) as of the Retirement Date, subject to all of the terms and conditions applicable to the operation of the SERP.

4.	Other Benefits.

Beginning on the Effective Date, and continuing for the remainder of the Executive’s life, the Corporation agrees to provide the Executive with the benefits described in this Section 4.

     (a)  Office and Administrative Support. The Corporation will provide at its expense an office, including furnishings and equipment, at the Corporation’s facilities in Greenville, Delaware, comparable to the Executive’s current office immediately prior to the Effective Date. The Corporation will also provide at its expense secretarial support at the office.

     (b)  Airplane Use. The Corporation will permit the Executive to use corporate aircraft for all corporate business travel and for all personal travel for himself and his spouse. Other persons may be included in this travel provided that the Executive or his spouse is also on the airplane. The aircraft will be a Falcon 2000 or another eight-seat or larger jet aircraft selected by the Corporation or, for overseas travel, a larger aircraft but not for more than six round trips per year. The aircraft will not be dedicated to the Executive’s use and the Executive will give as much notice of any travel for which the Executive requests a corporate aircraft for personal use as reasonably possible, but not less than 72 hours, except for travel in response to a personal emergency. No more than one aircraft will be available for the Executive’s personal use at any time. The aggregate incremental cost to the Corporation for the Executive’s personal use of corporate aircraft will not exceed $250,000 in any calendar year. Aggregate incremental cost shall include the cost to the Corporation for fuel, travel expenses for the crew, landing fees, airport taxes, airport fees, customs fees and all in-flight food.

     (c)  Medical Benefits. The Corporation will provide, at its cost, to the Executive after age 65 and his spouse after age 65 Medicare supplemental health insurance coverage. Upon the death of the Executive, the Corporation agrees to continue Medicare supplemental health insurance coverage for the Executive’s spouse for the remainder of her life.

5.	Non-competition.

     (a)  Because of the Executive’s unparalleled knowledge and experience in the credit card and consumer lending industry and his detailed knowledge of the Corporation’s business, plans, people and other confidential information, the Corporation would suffer very substantial harm if the Executive engaged, directly or indirectly, in competition with the Corporation. The Corporation has provided financial incentives to the Executive to in part ensure that he will not compete with the Corporation. Therefore, in consideration of the payments and other benefits to the Executive by the Corporation under this Agreement, and recognizing that the Executive’s receipt of certain post-retirement benefits under various Corporation plans, such as the SERP, is conditioned on the Executive’s not competing with the Corporation, the Executive agrees during his lifetime (the “Restricted Period”), the Executive will not, directly or indirectly, in any capacity (including as director, officer, employee, stockholder, partner, owner, consultant or advisor) provide services of any kind, anywhere in the world, to any issuer of MasterCard, VISA, American Express, Discover Card or any other type of credit card or charge card, any bank or other lender which makes consumer loans of any kind, or any affiliate of any such entity. These services include, but are not limited to, services relating to (i) sales, endorsement, co-branding or similar agreements, (ii) product development and marketing, (iii) credit approval and collections, (iv) customer service, (v) funding or other treasury matters, (vi) loan portfolio acquisitions, mergers or other acquisitions, (vii) financial, legal or accounting matters, or (viii) acquisition of or advice or assistance to others to acquire the Corporation or the Bank or beneficial ownership of

10% or more of the Corporation’s Common Stock. In addition, the Executive agrees that during the Restricted Period, the Executive will not provide services to any affinity group or commercial organization, or any affiliate of such entity, relating to an affinity or co-branded credit card or consumer loan program with the Corporation or any other entity. The Executive agrees that these restrictions, including their scope and duration, are reasonable, and that the consideration for these restrictions is adequate.

     (b)  The obligations of the Executive under this Section 5 shall survive the termination of this Agreement without regard to the reason for such termination.

6.	Confidentiality.

     (a)  Following the end of the Executive’s employment by the Corporation, or sooner upon request of the Corporation, the Executive will deliver to the Corporation the originals and all copies of all records and other documents acquired in the Executive’s capacity as an employee of the Corporation which relate to the Corporation or its business, customers, vendors or employees and which are in the Executive’s possession or within the Executive’s control, other than records and other documents which (i) are a matter of public record, (ii) relate directly and primarily to the Executive’s compensation and benefits as an employee of the Corporation, (iii) the Corporation gives the Executive permission to retain in the Executive’s possession, or (iv) are needed to perform services as provided under this Agreement. The Executive shall not retain or deliver to any other person any copies of any such records or documents. Upon the Executive’s request, the Corporation will promptly provide to the Executive a copy of each document that (i) relates directly to the Executive’s compensation and benefits as an employee of the Corporation; (ii) is needed by the Executive to perform services as provided under this Agreement; or (iii) is requested by the Executive and is not deemed confidential by the Corporation in its sole discretion. Section 6(b) will apply to any documents delivered by the Corporation to the Executive pursuant to clauses (i) and (ii) of the preceding sentence.

     (b)  The Executive will not use for the Executive’s benefit or for the benefit of any person other than the Corporation, and, except as necessary or appropriate in the performance of his duties to the Corporation, including under this Agreement, will not ever disclose to any person any confidential information concerning the Corporation. The Executive acknowledges that all information concerning the Corporation, its plans, programs, policies, finances, customers, vendors, employees and business shall be deemed confidential unless a matter of public record or unless publicly known otherwise than through a breach by the Executive of this Agreement. Disclosure or use which otherwise would constitute a breach of this Section 6 shall not be deemed a breach thereof to the extent such disclosure or use is required by law or is not done intentionally or in a grossly negligent manner. In addition, (i) nothing in this Agreement shall prohibit the Executive from providing truthful testimony concerning the Corporation to governmental, regulatory or self-regulatory authorities and (ii) the parties (and their respective employees, representatives and agents) may disclose to any and all persons, without any limitations of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions and other tax analysis) that are provided to either party related to such tax treatment and structure.

     (c)  The obligations of the Executive under this Section 6 shall survive the termination of this Agreement without regard to the reason for such termination.

7.	Term.

     (a)  The Executive may terminate this Agreement at any time upon written notice to the Corporation of such termination, provided that the provisions of Sections 5 and 6 shall survive the termination of this Agreement, without regard to the reason for such termination. Any such termination by the Executive shall be treated as a voluntary termination of employment by the Executive for purposes of Section 9(b) of this Agreement. If the Executive terminates this Agreement prior to August 15, 2005, the provision of Section 4.01(a) of the SERP requiring 12-months written notice for voluntary termination of employment shall not apply to the Executive and is hereby irrevocably waived by the Corporation.

     (b)  The Corporation may terminate this Agreement only if the Executive fails without reasonable justification to provide in any material respect services requested pursuant to this Agreement or otherwise materially breaches this Agreement and, in either case, the Executive fails to cure such breach within thirty (30) days after receipt of notice thereof from the Board of Directors of the Corporation as authorized by not less than two-thirds (2/3) of all of the members thereof and there is a determination of such breach in a binding and final judgment, order or decree of a court or other agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, and provided that the provisions of Sections 5 and 6 shall survive the termination of this Agreement, without regard to the reason for such termination.

     (c)  Upon the Executive’s death or disability, the Employment Period shall end and Section 2 and Section 3 of this Agreement shall terminate.

8.	Taxes.

The Corporation shall report amounts paid by the Corporation to the Executive or the benefits received by the Executive under this Agreement to federal, state and local tax authorities as required by law. The Corporation may withhold from any amounts payable to the Executive all federal, state or local taxes or payments as may be required by law or as may be expressly authorized by the Executive to be withheld, deducted or reduced from those amounts.

9.	Other Terms.

     (a)  Subject to Section 9(c), this Agreement represents the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, relative to the same subject matter, including the Prior Agreement.

     (b)  Outstanding stock options and restricted stock awards held by the Executive shall be administered in accordance with the terms of the Corporation’s plan authorizing the grant of the awards, the agreements pursuant to which the awards were issued and the Corporation policies relating to the awards as from time to time in effect. Notwithstanding the preceding sentence, the restricted shares held by the Executive shall vest 50% on the date of this Agreement, 25% on August 15, 2004 and 25% on August 15, 2005, or sooner upon the Executive’s death or “disability” or a “change in control” of the Corporation, as such terms are defined in the Corporation policies relating to the awards, or upon the termination by the Corporation of the Executive’s employment. Notwithstanding the foregoing, if either the Corporation terminates this Agreement in accordance with Section 7(b) of this Agreement which permits the Corporation to terminate this Agreement due to the Executive’s failure without reasonable justification to provide in any material respect services requested under this Agreement or due to the Executive’s other material breach of this Agreement, or the Executive voluntarily terminates his employment with the Corporation, any such unvested restricted shares shall not vest and will be immediately forfeited and canceled. When vesting restricted shares pursuant to this Section 9(b) or otherwise, the Corporation shall select in its sole discretion the specific shares to vest. The Corporation and the Executive agree that the restricted shares granted to the Executive on January 2, 2004 are cancelled as of the date the parties have executed this Agreement.

     (c)  Except as provided in Section 9(b) and as provided below, this Agreement does not affect or amend prior agreements as to the Corporation’s benefit plans available generally to employees, the Corporation’s SERP, Supplemental Executive Insurance Plan, stock option and restricted stock agreements, any Executive Deferred Compensation Plan agreements with the Executive. Notwithstanding the first sentence of this Section 9(c), the Corporation and the Executive agree that the term “competition” in the Corporation’s SERP and in the Policies adopted under the Corporation’s 1997 Long Term Incentive Plan shall be interpreted to include the activities described in Section 5 of this Agreement, and the portions of this agreement concerning the term “competition” as used in SERP and in such Policies shall survive any termination of this Agreement. Notwithstanding the first sentence of this Section 9(c), the Corporation and the Executive agree that the Change of Control Agreement between the Corporation and the Executive dated July 8, 2003 (the “Change of Control Agreement”) shall terminate as of the Effective Date of this Agreement except that the tax gross-up payments related to the imposition of excise taxes and all other terms of Section 9 of the Change of Control Agreement shall continue in full force and effect and Section 9 of the Change of Control Agreement in its entirety is hereby incorporated by reference into this Agreement, except that all references therein to “Company” shall be read to mean “Corporation” (as defined herein) and all references to the “Agreement” shall be read to mean this Agreement. Section 9 of the Change of Control Agreement as incorporated by reference herein shall survive any termination of this Agreement. Notwithstanding the fact that the change of control agreement no longer applies, the Corporation and the Executive agree that the definition of “change of control” therein continues to apply for purposes of the 1997 Long Term Incentive Plan and the SERP. Notwithstanding the first sentence of this Section 9(c), the Corporation and the Executive agree that, as applied to the Executive, the definition of “cause” in Section 2.05 of the SERP is amended in its entirety to read “conviction of the Member for a crime that constitutes a felony for embezzling Corporate funds or for theft of Corporate property”, and that, as applied to the Executive, the definition of “cause” in the Policies adopted under the Corporation’s 1997 Long Term Incentive Plan is amended in its entirety to read “conviction of the participant for a crime that constitutes a felony for embezzling Corporate funds or for theft of Corporate property”. The Corporation and the Executive agree that the above amended definitions of “cause” under the SERP and under the Policies adopted under the Corporation’s 1997 Long Term Incentive Plan shall survive any termination of this Agreement.

     (d)  This Agreement may not be amended or changed, and neither party shall be deemed to have waived any provision of this Agreement, unless the amendment or change or waiver is set forth in a writing signed by a duly authorized officer of the Corporation and by the Executive. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.

     (e)  The Executive acknowledges that the Executive has read and understands each provision of this Agreement and has had an opportunity for counsel of the Executive’s choice to review this Agreement and that no promises or inducements have been made for the Executive to sign this Agreement except as expressly set forth in this Agreement.

     (f)  This Agreement shall be interpreted under the laws of the State of Delaware, without regard to principles of conflicts of laws.

     (g)  The Executive agrees that any breach by the Executive of any provision of Section 5 or Section 6 of this Agreement would cause the Corporation irreparable damage and that no remedy available at law would be adequate for such violation. Accordingly, in addition to any other remedies available at law or in equity or under any Corporation benefit or compensation plan or this Agreement, the Corporation may immediately seek enforcement of this Agreement in a court of appropriate jurisdiction by means of specific performance or injunction, without posting of a bond, or otherwise.

     (h)  It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of Section 5 or Section 6 of this Agreement to be unenforceable, the parties agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it enforceable without affecting the rest of this Agreement, and, if such reduction is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefor which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

     (i)  The Corporation shall pay all costs and expenses, including reasonable attorneys’ fees, of the Corporation and the Executive in connection with any legal proceeding or action, whether or not instituted by the Corporation or the Executive, relating to the interpretation or enforcement of any provision of this Agreement, provided that if the Executive instituted the proceeding and the judge, arbitrator or other person presiding over the proceeding affirmatively finds that the Executive instituted the proceeding in bad faith, the Executive shall pay all costs and expenses, including reasonable attorneys’ fees, of the Executive.

     (j)  This Agreement may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s spouse or his estate and legal representatives. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Corporation’s successors and assigns, including any successor through merger or purchase of substantially all the assets of the Corporation. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes the obligation to perform this Agreement by operation of law, agreement or otherwise.

     (k)  The Corporation and the Executive agree that Sections 9(b), 9(c), 9(i), 9(j), 9(k) and 9(l) survive the termination of this Agreement and shall inure to the benefit of and be binding upon and enforceable by the Corporation and the Executive.

     (l)  The Corporation and the Executive agree that any rights of the Executive which inured to his benefit prior to this Agreement for the Executive’s indemnification from the Corporation and for coverage under the Corporation’s D&O policy would continue and survive this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on March 8, 2004.

EXECUTIVE

/s/ Charles M. Cawley

Charles M. Cawley

MBNA CORPORATION

By:	/s/ Louis J. Freeh

Louis J. Freeh
General Counsel

ATTEST:

/s/ John W. Scheflen

John W. Scheflen
Secretary

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